Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S‑3 Amendment No. 3 (File No. 333‑123177) of our report dated February 1, 2005, on our audits of the financial statements of ZettaWorks, L.L.C. as of and for the years ended December 31, 2002 and 2003. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Houston, Texas
June 24, 2005